CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 28, 2019, relating to the financial statements and financial highlights of Aptus Drawdown Managed Equity ETF (formerly known as Aptus Behavioral Momentum ETF) and Aptus Fortified Value ETF, each a series of ETF Series Solutions, for the year ended April 30, 2019, and to the references to our firm under the headings “Additional Information About The Funds,” “Experts,” “Appendix A – Form of Agreement and Plan Of Reorganization,” and “Appendix C – Financial Highlights” in the Information Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
November 6, 2019